EXHIBIT 99.1

MOODY'S DOWNGRADES NOTES ISSUED BY AIRPLANES PASS THRU TRUST
2002-08-09 16:48 (New York)



New York                            New York
Jay Eisbruck                        Nicolas S. Weill
Senior Vice President               VP - Senior Credit Officer
Structured Finance Group            Structured Finance Group
Moody's Investors Service           Moody's Investors Service
JOURNALISTS: 212-553-0376           JOURNALISTS: 212-553-0376
SUBSCRIBERS: 212-553-1653           SUBSCRIBERS: 212-553-1653


MOODY'S DOWNGRADES NOTES ISSUED BY AIRPLANES PASS THROUGH TRUST

Approximately $2.7 Billion of Asset-Backed Securities Affected.


New York, August 09, 2002 -- Moody's Investors Service announced today that it has downgraded the Class A-6, A-8, A-9, B, C and D Notes issued by the Airplanes Pass Through Trust (APTT).

The complete rating action is as follows:

     o US $237 Million Class A-6 Floating Rate Notes due Mar 15, 2019, downgraded to A1 from Aa2;

     o US $700 Million Class A-8 Fixed Rate Notes due Mar 15, 2019, downgraded to A3 from Aa2;

     o US $750 Million Class A-9 Floating Rate Notes due Mar 15, 2019, downgraded to Baa2 from Aa2;

     o US $254 Million Class B Fixed Rate Notes due Mar 15, 2019, downgraded to Caa2 from A2;

     o US $349 Million Class C Floating Rate Notes due Mar 15, 2019, downgraded to Caa3 from Ba3;

     o US $395 Million Class D Fixed Rate Notes due Mar 15, 2019, downgraded to Ca from B2.

Moody's said that APTT has experienced a continued decline in lease revenues in the past year. The decline in revenues is attributable to the high number of aircraft that are off-lease; the operating expenses incurred in connection with repossessing, maintaining and re-leasing aircraft; the level of delinquencies and restructuring of existing leases; and the high proportion of planes coming off lease in the next twelve months. Revenues are expected to remain severely below


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original projections through 2002 and 2003, since many of the new leases may be contracted at reduced lease rates.

Although Class A principal payments are currently ahead of schedule, Moody's notes that the expected severe reduction in future cash flows will quickly erode the cushion available to the transaction. As a result, it is expected that the transaction will fall behind its principal repayment schedule in approximately a year. The transaction is structured such that, when this occurs, the current allocation of collections will be altered such that Class A interest and principal payments will be paid before Class B interest and principal and Class C and D interest. That will likely cause draws on the transaction's reserve fund to cover Class B, C and D interest. A default on these classes is likely to occur since the reserve fund is only large enough to cover a few months of Class B, C, and D interest.

This conclusion is supported by the issuer's most recent 10-K filing with the SEC, in which it disclosed for the first time, that "it believes its cash flows may be inadequate to pay interest and minimum principal on the Class B notes and interest on the Class C and D notes in the latter half of 2003." Moody's believes that this revised view of transaction performance by the issuer was based on its assessment of the current weakened state of the market and the large re-leasing task that is necessary in the coming months in the current extremely weak market.

Moody's analysis has been based on the assumption that Class A-8 will not be refinanced in March 2003 and therefore will start to amortize then, postponing principal payment due otherwise to Class A-9. Moody's also notes that prior to a Class A event of default, Class A-9 starts to receive principal payments only when Class A-8 is fully paid out and Class A-8 starts to receive principal payments only when Class A-6 is fully paid out. Therefore, the structure increases the exposure to reduced cash flows of Classes A-8 and A-9, and is the primary reason that these classes were downgraded further than Class A-6.

For more information, visit our website at www.moodys.com




Copyright 2002 by Moody's Investors Service 99 Church Street, New York, NY
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